Exhibit 99.1
NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com	PR06-131
Hastings Entertainment, Inc. Reports Net Income of $0.02 per Diluted Share for 2Q 2006
Compared to $0.06 per Diluted Share for 2Q 2005
AMARILLO, Texas, August 21, 2006—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and six months ended July 31, 2006. Net income was $0.2 million, or $0.02 per diluted share, for the second quarter of fiscal year 2006 compared to net income of approximately $0.7 million, or $0.06 per diluted share, for the second quarter of fiscal year 2005. For the six months, net income was approximately $2.1 million, or $0.18 per diluted share in fiscal 2006 compared to net income of approximately $1.4 million, or $0.12 per share for fiscal 2005.
“Our net income was in line with our internal forecast and we remain on our year-to-date forecast,” said John Marmaduke, Chairman and Chief Executive Officer. “We feel that our total and comparable revenue increase in spite of continued weakness in the music and in-store video rental industries and books having an unfavorable comparison against last year’s release of Harry Potter and the Half-Blood Prince attests to the strength of our multi-media business model. Our gross profit decline is attributable to an acceleration of clearance merchandise to accommodate new merchandising initiatives in books and sidelines, as well as aggressive marketing initiatives in video and game rentals.”
Financial Results for the Second Quarter of Fiscal Year 2006
Revenues. Total revenues for the second quarter increased $0.4 million, or 0.3%, to $123.1 million compared to $122.7 million for the second quarter of fiscal 2005. The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended July 31,
	2006		2005		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$100,182	81.4%	$100,038	81.5%	$144	0.1%
Rental revenue	22,912	18.6%	22,688	18.5%	224	1.0%

Total revenues	$123,094	100.0%	$122,726	100.0%	$368	0.3%

Comparable-store revenues (“Comps”):

Total	0.5%
Merchandise	-0.2%
Rental	3.6%

Below is a summary of the Comp results for major merchandise categories:

	Three Months Ended July 31,
	2006	2005
Music	-7.9%	-0.9%
Books	-3.2%	1.2%
Video for sale	9.8%	-0.1%
Video games	22.2%	14.6%
Boutique	-4.9%	11.8%
Music Comps decreased 7.9%, which was primarily attributable to fewer premier artist CD releases. Book Comps decreased 3.2% as a result of decreased sales of new release hardbacks and paperbacks, which primarily resulted from last year’s $1.7 million in sales of the sixth book in the Harry Potter series. This decrease was partially offset by increased sales in all used book categories. Video for sale Comps increased 9.8% due to increased sales of front-line new release DVDs, DVD box sets, and used DVDs. Video game Comps increased 22.2% due primarily to increased sales of Microsoft XBOX 360 hardware and games, as well as increased sales of video game accessories. The Company is in the process of implementing new plan-o-gramming in our Boutique department, which involves reducing SKU assortment as we sell through certain existing inventory. As a result, Boutique Comps decreased 4.9%, primarily due to decreased sales of t-shirts and footwear.
Rental video Comps increased 3.6% from the same period last year due to improved marketing initiatives and better box office titles.
Gross Profit. For the second quarter, total gross profit dollars decreased approximately $1.6 million, or 3.5%, to $43.5 million from $45.1 million for the same period last year, primarily as a result of lower margin rates. The decrease in margin rates was primarily attributable to lower margins on video rental as a result of an effort to gain market share through increased coupons as well as lower margins on traditional rental videos. As a percentage of total revenues, gross profit decreased to 35.3% for the quarter compared to 36.7% for the same quarter in the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A decreased approximately $0.6 million to $42.8 million for the current quarter compared to $43.4 million for the same quarter in the prior year. As a percentage of total revenues, SG&A decreased to 34.8% for the current quarter compared to 35.3% for the same quarter in the prior year.
Financial Results for the Six Months Ended July 31, 2006
Revenues. Total revenues for the first six months of fiscal 2006 increased $2.6 million, or 1.1%, to $254.5 million compared to $251.9 million for the same period in the prior year, resulting primarily from the opening of new superstores. The following is a summary of our revenue results (dollars in thousands):

	Six Months Ended July 31,
	2006		2005		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$207,134	81.4%	$204,902	81.4%	$2,232	1.1%
Rental revenue	47,372	18.6%	46,948	18.6%	424	0.9%

Total revenues	$254,506	100.0%	$251,850	100.0%	$2,656	1.1%

Comparable-store revenues (“Comps”):

Total	1.5%
Merchandise	1.1%
Rental	2.9%

The higher merchandise Comps were primarily the result of changes in the following categories:

	Six Months Ended July 31,
	2006	2005
Music	-6.9%	-1.1%
Books	-0.4%	-1.1%
Video for sale	11.9%	1.2%
Video games	13.6%	22.8%
Boutique	-2.6%	14.4%
Music Comps decreased 6.9%, which was primarily attributable to a weaker release schedule compared to the same period in the prior year, partially offset by increased sales of music hardware. Book Comps decreased 0.4% as a result of decreased sales of new release hardbacks, partially offset by increased sales of used books. Video for sale Comps increased 11.9% due to increased sales of front-line new release DVDs, DVD box sets, and used DVDs. Video game Comps increased 13.6% due primarily to increased sales of Microsoft XBOX 360 hardware and games, as well as increased sales of video game accessories. Boutique Comps decreased 2.6%, primarily due to decreased sales of t-shirts and footwear, partially offset by increased sales of action figures and other collectible toys.
Rental video Comps increased 2.9% from the same period last year due to improved marketing initiatives and better box office titles.
Gross Profit. For the current six months, total gross profit dollars increased approximately $1.0 million, or 1.1%, to $90.1 million from $89.1 million for the same period last year. As a percentage of total revenues, gross profit remained stable at 35.4% for the six months ended July 31, 2006 as well as for the same period in the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A remained stable at approximately $85.7 million for the six months ended July 31, 2006 compared to the same period in the prior year. As a percentage of total revenues, SG&A decreased to 33.7% for the six months ended July 31, 2006 compared to 34.0% for the six months ended July 31, 2005.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. On April 4, 2005, the Board of Directors approved an increase of $2.5 million to the program and on March 15, 2006, the Board of Directors approved an additional increase of $5.0 million. During the second quarter of fiscal year 2006, we purchased a total of 290,200 shares of common stock at a cost of approximately $2,165,101, or $7.46 per share. As of July 31, 2006, a total of 1,571,663 shares had been repurchased under the program at a cost of approximately $8.9 million, for an average cost of approximately $5.66 per share. As of July 31, 2006, approximately $3.6 million remains available in the stock repurchase program.
Store Activity
Since May 22, 2006, which was the date we last reported store activity, we have had additional store activity as follows:

			Selling Square
Community	Type	Population	Footage	Date Opened
Enid, OK	Remodel	47,045	18,312	7/11/2006
Albuquerque, NM	New Store	448,607	17,788	7/31/2006

Fiscal Year 2006 Guidance
“Net income for the quarter was in line with our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “Consequently we are reaffirming our guidance of net income per diluted share ranging from $0.58 to $0.63 for the full fiscal year ending January 31, 2007.”
Safe Harbor Statement
Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements regarding our future merchandise margins and our general guidance for fiscal year 2006, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used CDs, books, videos and video games, as well as boutique merchandise, with the rental of videos and video games in a superstore format. We currently operate 154 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	July 31,	July 31,	January 31,
	2006	2005	2006
	(unaudited)	(unaudited)
Assets
Current Assets
Cash	$5,296	$7,168	$3,617
Merchandise inventories, net	160,026	145,709	165,049
Deferred income taxes, current	4,031	3,141	4,234
Other current assets	7,443	6,772	7,016

Total current assets	176,796	162,790	179,916

Rental assets, net	11,218	10,658	12,606
Property and equipment, net	59,688	63,192	60,013
Deferred income taxes, non-current	2,781	2,528	1,492
Intangible assets, net	424	497	454
Other assets	170	63	180

Total assets	$251,077	$239,728	$254,661

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$14	$254	$94
Trade accounts payable	72,519	63,986	88,991
Accrued expenses and other current liabilities	34,738	32,186	38,323

Total current liabilities	107,271	96,426	127,408

Long-term debt, excluding current maturities	44,033	48,536	28,057
Other liabilities	4,385	4,631	4,503

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	35,776	36,137	36,076
Retained earnings	63,570	57,196	61,466
Other comprehensive income	152	—	141
Treasury stock, at cost	(4,229)	(3,317)	(3,109)

Total shareholders’ equity	95,388	90,135	94,693

Total liabilities and shareholders’ equity	$251,077	$239,728	$254,661

Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Merchandise revenue	$100,182	$100,038	$207,134	$204,902
Rental revenue	22,912	22,688	47,372	46,948

Total revenues	123,094	122,726	254,506	251,850

Merchandise cost of revenue	70,962	70,146	146,531	146,849
Rental cost of revenue	8,679	7,480	17,900	15,862

Total cost of revenues	79,641	77,626	164,431	162,711

Gross profit	43,453	45,100	90,075	89,139

Selling, general and administrative expenses	42,786	43,376	85,659	85,703
Pre-opening expenses	79	3	79	92

Operating income	588	1,721	4,337	3,344

Other income (expense):
Interest expense, net	(740)	(649)	(1,404)	(1,142)
Other, net	475	42	544	143

Income before income taxes	323	1,114	3,477	2,345

Income tax expense	144	443	1,373	920

Net income	$179	$671	$2,104	$1,425

Basic income per share	$0.02	$0.06	$0.18	$0.12

Diluted income per share	$0.02	$0.06	$0.18	$0.12

Weighted-average common shares outstanding:
Basic	11,370	11,436	11,382	11,456
Dilutive effect of stock options	318	297	272	366

Diluted	11,688	11,733	11,654	11,822

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	July 31,	July 31,	January 31,
	2006	2005	2006
Merchandise inventories, net	$160,026	$145,709	$165,049
Inventory turns, trailing 12 months (B)	1.78	1.85	1.83

Long-term debt	$44,033	$48,536	$28,057
Long-term debt to total capitalization (C)	31.6%	35.0%	22.9%

Book value (D)	$95,388	$90,135	$94,693
Book value per share (E)	$8.19	$7.62	$8.11

	Three Months Ended July 31,		Six Months Ended July 31,
	2006	2005	2006	2005
Comparable-store revenues (F):
Total	0.5%	-0.8%	1.5%	-0.5%
Merchandise	-0.2%	1.7%	1.1%	1.6%
Rental	3.6%	-10.2%	2.9%	-8.2%
(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding as of period end.

(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet, as well as coupons, are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.
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